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                                                                     EXHIBIT 4.1

                             RADIANT SYSTEMS, INC.
                        INCENTIVE STOCK OPTION AGREEMENT
                        --------------------------------

    THIS INCENTIVE STOCK OPTION AGREEMENT ("Option Agreement") made and entered into this ____ day of _________, 199_ by and between Radiant Systems, Inc. (the "Company") and _____________________ ("Employee");

                              W I T N E S S E T H:
                              - - - - - - - - - -

    The Board of Directors of the Company has adopted that certain 1995 Stock Option Plan, as amended (the "Plan"), a copy of which is attached hereto as Exhibit "A" and incorporated herein by reference. Pursuant to the terms of the Plan, the Board of Directors has selected Employee to participate in the Plan and desires to grant to Employee certain incentive stock options to purchase shares of the Company's authorized Common Stock, no par value per share ("Stock"), subject to the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                      1.  INCORPORATION OF PLAN PROVISIONS

    This Option Agreement is subject to and is to be construed in all respects in a manner which is consistent with the terms of the Plan, the provisions of which are hereby incorporated by reference into this Option Agreement. Unless specifically provided otherwise, all terms used in this Option Agreement shall have the same meaning as in the Plan.

                              2.  GRANT OF OPTION

    Subject to the further terms and conditions of this Option Agreement, Employee is hereby granted a stock option to purchase ______ shares of Stock, effective as of the date first written above. This stock option is intended to be an Incentive Stock Option as provided in (S) 422 of the Internal Revenue Code.

                         3.  FAIR MARKET VALUE OF STOCK

    The Board of Directors has determined, in good faith and in its best judgment, that the fair market value per share of Stock as of the date this stock option is granted is $_____.

                                4.  OPTION PRICE

    The Board of Directors has determined that the price for each share of Stock purchased under this Option Agreement shall be $_____.

                           5.  EXPIRATION OF OPTIONS

    The option to acquire Stock pursuant to this Option Agreement shall expire (to the extent not previously fully exercised) upon the first to occur of the following:

                     (a) ________________ (the tenth anniversary of the date of grant of the option);
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          (b) The date which is three (3) months following the date which
Employee ceases his employment with the Company or any subsidiary of the Company, otherwise than as a result of Employee's death or total disability;

          (c) The date which is the first anniversary of the date upon which Employee ceases to be employed by the Company, or any subsidiary of the Company, by reason of Employee's death or total disability.

          (d) The date upon which Employee ceases his employment with the Company or any subsidiary of the Company, for any reason, including death or total disability, with respect to any portion of this option that is not then exercisable on the date Employee ceases his employment with the Company.

                             6.  EXERCISE OF OPTION

    Unless options hereunder shall earlier lapse or expire pursuant to Article 5 hereof, this option may be exercised with respect to the aggregate number of shares subject to this Option Agreement as follows:

        (i)    as of __________________ [first anniversary], _____ shares;
        (ii) as of __________________ [second anniversary], an additional _____ shares;
        (iii) as of __________________ [third anniversary], an additional _____ shares;
        (iv)  as of __________________ [fourth anniversary],
                  an additional _____ shares; and
        (v)   as of __________________ [fifth anniversary],
                  an additional _____ shares.

    [Vesting schedule may be tailored to suit the Company's needs]

    To the extent such options become exercisable in accordance with the foregoing, Employee may exercise this stock option, in whole or in part, from time to time. The option exercise price may be paid by Employee either in cash, or, in the event that an organized trading market in the Stock exists on the date of exercise of the option, by surrender of other shares held by Employee of the Stock of the Company; provided that the shares surrendered have been held by Employee for more than six months on the date of surrender.

    For the purposes of this Article 6, an "organized trading market" shall be deemed to exist on the date of exercise of the option if: (a) the Stock is listed on a national securities exchange, or (b) the Stock has been quoted on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") for the 15 trading days preceding the date of exercise of the option, or (c) bid and asked quotations for the Stock have been published by the National Quotation Bureau or other recognized inter-dealer quotation publication (other than Nasdaq) during 20 of the 30 trading days preceding the date of exercise of the option. In the event that an organized trading market for the Stock exists on the date of exercise of the option, Employee shall be given credit against the option exercise price hereunder for such shares surrendered equal to (i) if the Stock is listed on a national securities exchange or is quoted on the Nasdaq National Market, the last actual sales transaction price reported on the day preceding exercise of the option, or, if there were no actual sales transactions reported for such date, on the date next preceding such date on which actual sales transactions were reported, or (ii) if the Stock is quoted on Nasdaq (other than the Nasdaq National Market) or by the National Quotation Bureau or other recognized inter-dealer quotation publication, the average of the high and low price quotations on the day preceding exercise of the option, or, if there were no price quotations for such date, on the date next preceding such date on which there were high and low price quotations for the Stock.
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                                 7.  MANNER OF EXERCISE

    This stock option may be exercised by written notice to the Secretary of the Company specifying the number of shares to be purchased and signed by Employee or such other person who may be entitled to acquire Stock under this Option Agreement. If any such notice is signed by a person other than Employee, such person shall also provide such other information and documentation as the Secretary of the Company may reasonably require to assume that such person is entitled to acquire Stock under the terms of the Plan and this Option Agreement. After receipt of the notice and any other assurances requested by the Company under this Article 7, and upon receipt of the full option price, the Company shall issue to the person giving notice of exercise under this Option Agreement the number of shares specified in such notice.

                      8.  RESTRICTIONS ON TRANSFERABILITY

    The stock option granted hereunder shall not be transferable by Employee otherwise than by will or by the laws of descent and distribution, and such stock option shall be exercisable during Employee's lifetime only by Employee.

             9.  FURTHER RESTRICTIONS ON EXERCISE AND SALE OF STOCK

    Employee acknowledges and understands that the Stock subject to this Option Agreement is subject to certain restrictions on transferability. In addition, the Stock subject to this Option Agreement is not registered under the Federal Securities Act of 1933, as amended ("Federal Act") or under the Georgia Securities Act of 1973, as amended ("State Act"). Each option shall be subject to the requirement that if at any time the Board of Directors shall determine, in its discretion, that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of shares thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors. The costs of any such listing, registration, qualification, consent or approval shall be paid by the Company. Alternatively, the Company shall not permit any exercise of this stock option unless it receives such representations, factual assurances, and legal opinions as it may deem necessary to determine and document the availability of an exemption from registration under both the Federal Act and the State Act with respect to any particular issuance of shares under this Option Agreement. Further, the Board of Directors shall require that Stock issued in respect of any exercise of this stock option shall bear such restrictions on further transfer as shall be necessary to insure the availability of any exemption so claimed.

                              10.  REORGANIZATION

    In the event that dividends are payable in Common Stock of the Company or in the event there are splits, subdivisions or combinations of shares of Common Stock of the Company, the number of Shares available under the Plan shall be increased or decreased proportionately, as the case may be, and the number of Shares deliverable upon the exercise thereafter of any Option theretofore granted shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price.

    In case the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or in case the property or stock of the Company is acquired by another corporation, or in case of a separation,
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reorganization, recapitalization or liquidation of the Company, the Board of
Directors of the Company, or the Board of Directors of any corporation assuming the obligations of the Company hereunder, shall either (i) make appropriate provision for the protection of any outstanding Options by the substitution on an equitable basis of appropriate stock of the Company, or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect to the shares of Common Stock of the Company, provided only that the excess of the aggregate fair market value of the shares subject to option immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to option immediately before such substitution over the purchase price thereof, or
(ii) upon written notice to the Optionee provide that the Option (including the shares not then exercisable) must be exercised within sixty (60) days of the date of such notice or it will be terminated.

    IN WITNESS WHEREOF, the Company has caused this Option Agreement to be executed by a member of the Board of Directors or a duly authorized officer of the Company, and Employee has executed this Option Agreement as of the date first written above.

                                     RADIANT SYSTEMS, INC.

                                     By: /s/ Erez Goren
                                        ----------------------------------------
                                        Erez Goren, Co-Chairman of the Board and
                                        Chief Executive Officer

Attest:

/s/ Alon Goren
-------------------------
Alon Goren, Secretary

                                     "EMPLOYEE"


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